UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. SARDAR BIGLARI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The following materials were posted by Biglari Holdings Inc. to http://www.enhancecrackerbarrel.com :

BACKGROUND OF THE SOLICITATION

The following is a chronology of events leading up to this proxy solicitation:

•
On May 24, 2011, Cracker Barrel released its results for the third quarter of fiscal 2011, in which the Company stated, “We are disappointed in our results for the third quarter, as both restaurant and retail sales were below our forecast.” In its earnings release, Cracker Barrel disclosed that, for the third quarter of fiscal 2011, guest traffic declined 2.6%. Cracker Barrel also reduced its outlook for its full 2011 fiscal year.

•
On June 13, 2011, Biglari filed a Schedule 13D with the Securities and Exchange Commission (the “SEC”) disclosing ownership in excess of 5% of the outstanding Shares. The current aggregate ownership of the members of Biglari is 2,287,987 Shares, or just under 10% of the outstanding Shares, representing the largest ownership in the Company.

•
On June 15, 2011, Sardar Biglari, Chairman and Chief Executive Officer of Biglari Holdings, held a telephonic conference with Michael A. Woodhouse, Chairman (and then Chief Executive Officer) of Cracker Barrel, and Lawrence E. Hyatt, Senior Vice President and Chief Financial Officer of Cracker Barrel. Mr. Biglari conveyed to Mr. Woodhouse that he had acquired a significant interest in Cracker Barrel, had long followed the brand, and intends to remain as a long-term shareholder. Mr. Biglari expressed his desire to meet with Mr. Woodhouse to discuss Cracker Barrel’s business, operations, and plans.

•	On June 20, 2011, the Company announced that it had increased the size of the Board from nine to 10 members and had elected Coleman Peterson as a director.

•
On June 22, 2011, Standard & Poor’s Ratings Services dimmed its outlook on Cracker Barrel, noting that the chain’s performance had failed to fulfill its expectations. Standard & Poor’s pointed to a weaker-than-projected operating performance through Cracker Barrel’s 2011 fiscal third quarter. Standard & Poor’s stated, “We view the company’s business risk profile as weak, even after considering its loyal customer base.”

•
On June 23, 2011, Messrs. Biglari, Woodhouse, and Hyatt, together with Dr. Philip L. Cooley, Biglari Holdings’ Vice Chairman, had an in-person meeting in which they discussed the restaurant industry, as well as Cracker Barrel’s business and governance matters. In this face-to-face meeting, there was a discussion verbalizing whether Steak n Shake and Cracker Barrel were rivals, during which exchanges of views Mr. Woodhouse agreed that the companies were not direct competitors. Towards the end of the meeting, a discourse centering on succession planning and board composition took place. Because of the Board’s planned changes in its composition, Mr. Biglari discussed the importance of having members with significant stock ownership represent the interests of all shareholders. Mr. Biglari also indicated his and Dr. Cooley’s willingness and desire to serve on the Cracker Barrel Board.

•
On July 7, 2011, Messrs. Biglari, Woodhouse, and Hyatt had a telephone conference in which Mr. Woodhouse raised the Clayton Antitrust Act as an issue. Although on June 23, 2011 Mr. Woodhouse had agreed that Steak n Shake and Cracker Barrel were not competitors, he said on July 7 that Cracker Barrel’s outside counsel was concerned about a technical issue under the Clayton Act that required resolving. Thus, he suggested that Cracker Barrel counsel reach out to Biglari Holdings’ legal experts to discuss the issue under the aegis of the Clayton Act.

•
On July 13, 2011, Messrs. Biglari, Woodhouse and Hyatt conducted a follow up telephone conference. Mr. Woodhouse opined that appointing Messrs. Biglari and Cooley to the Board was “a legal issue not a business issue.” Mr. Biglari countered, saying that Biglari Holdings denied that there was a legal issue. Furthermore, Mr. Biglari proffered that Biglari Holdings would indemnify Cracker Barrel if any liabilities, including costs, arise. Mr. Woodhouse asked Mr. Biglari to provide names of prospective directors unaffiliated with Biglari Holdings. Mr. Biglari did not accept the idea of sourcing unaffiliated directors because he was motivated by the $100 million investment and was also knowledgeable because of his relevant business experience. Mr. Woodhouse also asked that Messrs. Biglari and Cooley meet in person, as part of the process, with the members of the nominating committee to consider his and Dr. Cooley’s nominations, a proposition which Mr. Biglari accepted.

•
On July 21, 2011, Messrs. Biglari and Cooley met with the nominating committee of Cracker Barrel. Mr. Biglari discussed, among other background items, Biglari Holdings’ interest as a long-term shareholder, as well as his disappointment at Cracker Barrel’s performance in light of its brand’s strength. Mr. Biglari highlighted the performance differential throughout the 1990s vs. that in the 2000s. He also explained the benefits of a long-term shareholder with a significant investment, as well as relevant business experience, to serve on the Board. Thus, he expressed his and Dr. Cooley’s desire to join the Board to work to produce ideas on how best to improve the operating performance of the Company and maximize the value of its Shares.

•
On August 1, 2011, Messrs. Biglari, Woodhouse and Hyatt had a telephone discussion in which Mr. Woodhouse advised Mr. Biglari that the Board had rejected his own and Dr. Cooley’s candidacies. Mr. Woodhouse announced that the Board would consider only recommendations by Biglari Holdings of “two mutually acceptable independent directors” to engage in the nomination process provided that they were not affiliated with any restaurant company or with Biglari Holdings, which would be required to defer to a number of provisions including an agreement (i) to support the Board-recommended slate of nominees at the Annual Meeting and (ii) not to seek to call or support the call for any special meeting of Cracker Barrel shareholders prior to the Company’s 2012 annual meeting (the “Proposal”).

•
Also on August 1, 2011, the Company announced the following changes to its management team and to the Board: (i) the Board appointed Sandra B. Cochran, then President and Chief Operating Officer of the Company, to serve as Chief Executive Officer effective as of September 12, 2011; (ii) Mr. Woodhouse notified the Company of his resolve to resign as Chief Executive Officer effective upon Ms. Cochran’s appointment to that position (nonetheless, Mr. Woodhouse would continue to serve as Executive Chairman of the Company); (iii) the Company increased the size of the Board from 10 to 11 members and elected James W. Bradford as a director and (iv) directors Robert C. Hilton and Jimmie D. White informed the Company that they did not intend to stand for re-election to the Board when their terms would expire at the Annual Meeting.

•
On August 10, 2011, Messrs. Biglari, Woodhouse, and Hyatt had a telephone conference regarding business matters and an extensive discussion on segment reporting. Mr. Biglari inquired about management’s rationale for not disclosing more information about the retail segment of the business; as well, Mr. Biglari proffered his rationale on why it is essential to enhance financial transparency. Mr. Woodhouse offered Mr. Biglari inside information on the retail segment of Cracker Barrel, which Mr. Biglari declined because he believed the Company should provide information to all shareholders. Mr. Woodhouse also discussed the idea of a Proposal which includes only proposed names who are unaffiliated with Biglari Holdings and with the restaurant industry; on the contrary, Mr. Biglari did not agree to provide possible names. Instead, Mr. Biglari discussed and requested that the Company put the Proposal in writing. Mr. Biglari also inquired about the Board’s rationale on why his and Dr. Cooley’s candidacies were unacceptable; manifestly, he disagreed with the Company’s assertions and explained his continued interest in serving on the Board.

•	On August 10, 2011, the Company announced that it had enlarged the size of the Board from 11 to 12 members and elected William W. McCarten as a director.

•	On August 22, 2011, Mr. Woodhouse delivered a letter to Mr. Biglari regarding the Proposal.

•
On August 23, 2011, Mr. Biglari delivered a public letter to Mr. Woodhouse stating that, for Cracker Barrel to govern its business effectively, it is essential that it measure, monitor, and manage separately its two operating segments — restaurant and retail — therefore demanding that the Company provide detailed financial information on each of the two segments to all its shareholders, and that Cracker Barrel’s failure to report both operating segments has deprived shareholders of the ability to gain a better understanding of the performance of the entire Company and to estimate more accurately the Company’s intrinsic value.

•
On August 26, 2011, Biglari Holdings filed a notification and report form under the HartScott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), notifying the Company that it was making such a filing because Biglari Holdings had the present aim to acquire a number of Shares, with the exact number to be determined based on market conditions and other factors, sufficient to meet or exceed solely the $100 million filing threshold of the HSR Act and affirming that Biglari Holdings was not seeking to acquire control of Cracker Barrel.

•
On August 26, 2011, Messrs. Biglari and Cooley met with Mr. Hyatt and Ms. Cochran, now CEO of Cracker Barrel. There was a discussion about her background, her views about Cracker Barrel’s business and the anticipated roles and responsibilities between her and Chairman Woodhouse. A discussion also ensued concerning segment disclosure. Mr. Biglari discussed the importance of enhancing financial transparency. Ms. Cochran asked about Mr. Biglari’s view towards the Proposal. Mr. Biglari’s answer reiterated the same position he has held from the first time Mr. Woodhouse offered the idea, on July 13, i.e., that a board member should own a meaningful amount of stock and demonstrate a pertinent measure of business experience. Mr. Biglari believed that the Proposal was diametrically opposed to those criteria. He repeated that Biglari Holdings as a long-term shareholder wants to work constructively with the Board to help turn around the business, which is faltering.

•
On September 1, 2011, Biglari Holdings delivered a letter to the Corporate Secretary of the Company nominating only Sardar Biglari as a possible Board member elected by the shareholders of the Company at the Annual Meeting. Concurrently with the arrival of this letter, Mr. Biglari delivered a public letter to Mr. Woodhouse stating that (i) Cracker Barrel’s pre-conditions to its Proposal contradicted the qualifications that the Company’s Nominating and Corporate Governance Committee enunciates — e.g., industry experience — when nominating directors and that (ii) Mr. Biglari’s leadership, financial and industry experience meets the requirements for serving on the Board and exceeds those of any current member of the Board.

•	On September 1, 2011, Cracker Barrel issued a press release responding to Biglari Holdings’ nomination of Mr. Biglari to the Board and included Mr. Woodhouse’s August 22, 2011 letter to Mr. Biglari.

•
On September 12, 2011, Mr. Biglari issued a public letter to shareholders of the Company stating that, over the last several months, he had spent time with the Board and with management to understand their approach to the business and to shareholders, and that it had become increasingly clear to Biglari that top leadership had shaped a culture that lacks accountability, transparency, and stock ownership, and that under the current Board the Company had failed to perform up to its potential. The letter further stated Mr. Biglari’s firm belief that achieving top-level corporate governance and enhancing long-term business and stock value demand electing shareholders to the Board who possess substantial holdings along with germane business experience.

•
On September 13, 2011, Cracker Barrel issued its earnings release reporting its results for its 2011 fourth quarter and full fiscal year, in which it stated, “We are not satisfied with our sales and traffic results for the quarter.” In its earnings release, Cracker Barrel disclosed that, for the fourth quarter of fiscal 2011, guest traffic had declined by 4.2%. Cracker Barrel’s fiscal 2012 outlook also reflected continued weakness in the first half of fiscal 2012.

•	On September 15, 2011, the Company announced that it had increased the size of the Board from 12 to 13 members and appointed Ms. Cochran as a director, effective as of September 12, 2011.

•
On September 23, 2011, Cracker Barrel announced that its Board had adopted a shareholder rights plan, or poison pill, that effectively prevents any shareholder from purchasing 10% or more of the Company (other than in connection with a qualifying cash tender offer), in response to the so-called “threat” that Biglari Holdings could acquire a “potentially controlling” position in Cracker Barrel.

•
On September 23, 2011, Mr. Biglari issued a statement responding to the Cracker Barrel Board’s adoption of the poison pill. As part of its filing with the Federal Trade Commission (“FTC”) and the Department of Justice to give Biglari Holdings the option to purchase more than 10% of Cracker Barrel, Mr. Biglari noted, “Biglari Holdings specifically wrote to Cracker Barrel and provided a copy to the FTC stating that ‘Biglari Holdings is not seeking to acquire control of Cracker Barrel’” and that, “in meetings, we told Chairman Michael Woodhouse that we have purchased stock for investment purposes only.” Mr. Biglari concluded that “the 10% poison pill is part of the Board’s entrenchment scheme which must end because it affords Board members immunity, not accountability, and in doing so disenfranchises all shareholders.”

The above is an excerpt from the preliminary proxy statement filed by Biglari Holdings Inc. with the SEC on October 17, 2011 in connection with the election of Biglari Holdings’ director nominee, Sardar Biglari, at the 2011 annual meeting of shareholders of Cracker Barrel Old Country Store, Inc. Capitalized terms not defined above have the meaning given to them in the preliminary proxy statement. Biglari Holdings expects to update the above upon the filing of any amendment to its preliminary proxy statement and/or its definitive proxy statement with the SEC.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biglari Holdings Inc., an Indiana corporation (“Biglari Holdings”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a director nominee at the 2011 annual meeting of shareholders of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”).

BIGLARI HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834, BANKS AND BROKERS CALL COLLECT AT (212) 750-5833.

The participants in this proxy solicitation are Biglari Holdings, Biglari Capital Corp., a Texas corporation (“BCC”), The Lion Fund, L.P., a Delaware limited partnership (the “Lion Fund”), and Sardar Biglari.

As of the date hereof, Biglari Holdings directly owns 2,147,887 shares of Common Stock of the Company.  As of the date hereof, the Lion Fund directly owns 140,100 shares of Common Stock.  Each of BCC, as the general partner of the Lion Fund, and Biglari Holdings, as the parent of BCC, may be deemed to beneficially own the shares of Common Stock directly owned by the Lion Fund.  Mr. Biglari, as the Chairman and Chief Executive Officer of each of BCC and Biglari Holdings, may be deemed to beneficially own the shares of Common Stock directly owned by Biglari Holdings and the Lion Fund.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.